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                                                                     EXHIBIT 3.2

                            CERTIFICATE OF AMENDMENT
                                       TO
                          CERTIFICATE OF INCORPORATION

      St. Mary Land & Exploration Company, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

      1. That at a regular meeting of the Board of Directors of St. Mary Land & Exploration Company (the "Company") a resolution was adopted proposing an amendment to the restated Certificate of Incorporation of the Company declaring such amendment to be advisable and calling for a vote of its shareholders at the annual meeting held on May 20, 1998 which was adjourned to June 3, 1998. The resolution setting forth the proposed amendment was as follows:

            RESOLVED, that Article Fourth of the Company's restated Certificate of Incorporation is hereby amended to read as follows:

      FOURTH: The total number of shares of capital stock which the corporation shall have authority to issue is 50,000,000 shares of $.01 par value each.

            FURTHER RESOLVED, that the officers of the Company are hereby authorized and empowered to do or cause to be done all such acts or things and to sign and deliver or cause to be signed and delivered all such documents, instruments and certificates, in the name and on behalf of the Company or otherwise, as such officers may deem necessary, advisable or appropriate to effectuate and carry out the purposes and intent of the foregoing resolutions.

      2. That thereafter at the annual meeting of the shareholders called and held on May 20, 1998 and adjourned to June 3, 1998 upon notice and accordance with Section 222 of the General Corporation Law of the State of Delaware the necessary number of shares as required by law were voted in favor of the amendment.

      3. That the amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, St. Mary Land and Exploration Company has caused this certificate to be signed by Mark A. Hellerstein, its President, and attested by David L. Henry, its Secretary, this 22nd day of June, 1998.

                                          ST. MARY LAND & EXPLORATION
                                          COMPANY, a Colorado
ATTEST:

/S/ DAVID L. HENRY                        By:  /S/MARK A. HELLERSTEIN
---------------------------------              ------------------------------
David L. Henry, Secretary                      Mark A. Hellerstein, President